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Exhibit 21

SUBSIDIARIES OF TRC COMPANIES, INC.

        Listed below are the subsidiaries which are included in the consolidated financial statements of TRC Companies, Inc. Inactive and minor subsidiaries are excluded.

Name of Subsidiary and Jurisdiction in which Incorporated or Organized	Percent of Voting Stock Owned by Registrant
TRC Environmental Corporation (incorporated in Connecticut)	100%
TRC Solutions, Inc. (incorporated in California)	100%
TRC Engineers, Inc. (incorporated in New Jersey)	100%
Vectre Corporation (incorporated in New Jersey)	100%
Hunter Associates Texas Ltd. (organized in Texas)	100%
Hunter Associates, Inc. (incorporated in Nevada)	100%
Imbsen & Associates (incorporated in California)	100%
TRC Engineers LLC (organized in Maine)	100%
Site-Blauvelt Engineers, Inc. (incorporated in New Jersey)	100%
Site-Blauvelt Engineers, Inc. (incorporated in New York)	100%
Site-Blauvelt Engineers, Inc. (incorporated in Virginia)	100%
Site Constructions Services, Inc. (incorporated in New Jersey)	100%
TRC Engineers, Inc. (incorporated in California)	100%
TRC Engineers Michigan, Inc.. (incorporated in Michigan)	100%
SGS Witter, Inc. (incorporated in New Mexico)	100%
Cubix Corporation (incorporated in Texas)	100%
PBWO Holdings, LLC (organized in Maine)	100%
GBF Holdings, LLC (organized in California)	100%
Willis Engineering, Inc. (incorporated in Louisiana)	100%
Environomics, Inc. (incorporated in Arizona)	100%
Environomics Southwest, LLC (incorporated in Arizona)	100%
Environomics West, LLC (incorporated in Arizona)	100%
TRC Global Management Solutions UK, Ltd (incorporated in the United Kingdom)	100%
Center Avenue Holdings	70%
Co-Energy Group, LLC (organized in Nevada)	50%
Environmental Restoration, LLC (organized in West Virginia)	50%

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  Exhibit 21
SUBSIDIARIES OF TRC COMPANIES, INC.